Exhibit 14.1

Director, Officer and Senior Financial Officer

CODE OF BUSINESS CONDUCT AND ETHICS

I. Introduction

This Code of Business Conduct and Ethics (“Code”) embodies the commitment of American International Group, Inc. and its subsidiaries (collectively, “AIG”) to conduct its business with the highest ethical standards and in accordance with all applicable laws, rules and regulations of the countries in which AIG engages in business. All members of the various AIG board of directors, officers of American International Group, Inc. (as appointed by the Board of Directors of American International Group, Inc.), and senior financial officers, as defined in Section XII, are expected to adhere to the principles and procedures set forth in this Code. Directors, officers, and senior financial officers that are also AIG employees are also required to abide by AIG’s Employee Code of Conduct, which is not part of this Code.

PART A

II. Honest and Candid Conduct

Each director, officer, and senior financial officer owes a duty to AIG to act with integrity. Integrity requires, among other things, being honest and candid, adhering to a high standard of business ethics, and observing laws, governmental rules and regulations, and AIG policies in connection with carrying out their responsibilities.

III. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of AIG. A conflict of interest can arise when a director, officer, or senior financial officer takes actions or has interests that may make it difficult to perform his or her AIG work objectively and effectively. A director, officer, or senior financial officer must never use or attempt to use his or her position at AIG to obtain any improper personal benefit, including loans or guarantees of obligations from any person or entity, for himself or herself, for his or her family members, or for any other person. Situations which could result in conflicts of interest should be avoided. Any director, officer, or senior financial officer who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the situation with AIG’s General Counsel or Designees (defined as AIG’s Chief Compliance Officer or AIG’s Corporate Secretary) to determine whether the transaction or relationship is in violation of this Code or the law and the appropriate steps to be taken.

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IV. Corporate Opportunities

Each director, officer, and senior financial officer owes a duty to AIG to advance AIG’s legitimate business interests when the opportunity to do so arises. Each director, officer, and senior financial officer is prohibited from taking for him or herself or directing to a third party a business opportunity that is discovered through the use of AIG corporate property, information, or position, unless AIG has already been offered and declined the opportunity. More generally, directors, officers, and senior financial officers are prohibited from using corporate property, information, or position for personal gain and from competing with AIG. Sometimes the line between personal benefits and AIG’s business interests is difficult to draw, and sometimes there are both personal and company benefits in certain activities. Directors, officers and senior financial officers who intend to make use of AIG property or services in a manner not solely for the benefit of AIG should consult beforehand with AIG’s General Counsel or Designees.

V. Prohibition on Personal Loans

Section 13(k)(1) of the Securities and Exchange Act of 1934 prohibits, subject to certain exceptions, AIG and its subsidiaries from, directly or indirectly, extending, maintaining or arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any of AIG’s directors or officers. Any director, officer, or senior financial officer who becomes aware that AIG or one of its subsidiaries may be extending or arranging for the extension of credit to a director or officer should discuss the situation with AIG’s General Counsel or Designees to ensure that the extension of credit is in accord with this Code and the law.

VI. Confidentiality

In carrying out AIG’s business, directors, officers, and senior financial officers often learn confidential or proprietary information about AIG, its employees, customers, suppliers, or other third parties. Directors, officers, and senior financial officers must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally required. Confidential or proprietary information of AIG or other companies includes any nonpublic information that would be harmful to the relevant company or helpful to its competitors if disclosed. Notwithstanding anything to the contrary in this Code or otherwise, nothing shall prohibit an individual from providing information to internal authorities within AIG or to a governmental, regulatory or self-regulatory agency, entity or body.

VII. Communications

Information provided by directors, officers, and senior financial officers to AIG must be full, fair, accurate, timely, and understandable.

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VIII. Audits and Investigations

No director, officer, or senior financial officer shall take any action to fraudulently influence, coerce, manipulate, or mislead AIG’s independent auditors or other investigators.

IX. Fair Dealing

AIG does not seek competitive advantages through illegal or unethical business practices. Each director, officer, and senior financial officer is to deal fairly with AIG’s customers, service providers, suppliers, competitors, and employees. No director, officer, or senior financial officer may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

X. Protection and Proper Use of Company Assets

All directors, officers, and senior financial officers should protect AIG’s assets and help ensure their efficient use. All AIG assets should be used for legitimate business purposes only.

XI. Compliance with Laws, Rules and Regulations

General Compliance. It is AIG’s policy to comply with all applicable laws, rules and regulations in the countries in which AIG engages in business. It is the personal responsibility of each director, officer, and senior financial officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations. In some instances there may be a conflict between the applicable laws of two or more countries; if and when such a conflict is encountered, it is important to consult with AIG’s General Counsel or Designees to determine how to resolve the conflict.

Insider Trading. It is both illegal and against AIG policy for any director, officer, or senior financial officer who becomes aware in the course of his or her service to AIG of material non-public information relating to AIG, its suppliers, any of AIG’s customers or other companies to buy, sell, or otherwise speculate in any securities of those issuers (including derivatives related to such securities), or recommend that another person buy, sell, hold, or otherwise speculate in the securities of those issuers. Directors of AIG and certain employees may be subject to additional restrictions under the AIG Insider Trading Policy and/or any business specific requirements. Any director, officer or senior financial officer who is uncertain about the restrictions applicable to a purchase or sale of any AIG securities or any securities of other companies that he or she is familiar with by virtue of his or her work for AIG, should consult with AIG’s General Counsel or Designees before making any such purchase or sale.

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PART B

XII. Senior Financial Officers

Application. For the purpose of this Code, “senior financial officer” means AIG’s Chief Executive Officer, AIG’s Chief Financial Officer, the comptroller of AIG and designated individuals associated with the financial statement representation process.

Standards.

All senior financial officers shall:

A. Be familiar and comply with AIG’s disclosure controls and procedures and internal controls over financial reporting to the extent relevant to his or her area of responsibility, so that AIG’s reports and other documents filed, submitted or furnished to the Securities and Exchange Commission (“SEC”) comply in all material respects with applicable federal securities laws and SEC rules and regulations;

B. Provide full, fair, accurate, timely, and understandable disclosures in reports and documents that are filed with, submitted or furnished to the SEC and other governmental agencies and in other public communications, and properly review and critically analyze proposed disclosure for completeness (or, where appropriate, delegate this task to others);

C. Provide full, fair, accurate, timely, and understandable information, without misrepresenting or causing others to misrepresent material facts about AIG to AIG’s independent auditors; and

D. Comply with laws, rules and regulations of national, state, provincial, and local governments and other appropriate regulatory, or self-regulatory agency, entity or body.

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PART C

XIII. Amendments and Waivers of this Code

From time to time, AIG may amend certain provisions of this Code. Waivers of this Code may be granted only by the Nominating and Corporate Governance Committee of AIG’s Board of Directors or AIG’s Board of Directors. Any director, officer, or senior financial officer who believes that a waiver may be appropriate should discuss the matter with AIG’s General Counsel or Designees. Any waiver or amendment to this Code will be promptly disclosed to the extent required by applicable law or the New York Stock Exchange rules.

XIV. Compliance with this Code and Reporting

Directors, officers, and senior financial officers should strive to identify and raise potential issues under this Code before they become problems and should ask AIG’s General Counsel or Designees about the application of this Code whenever in doubt. Any director, officer, or senior financial officer who becomes aware of any existing or potential violation of this Code shall promptly notify AIG’s General Counsel or Designees. AIG’s General Counsel or Designees will determine whether the transaction or relationship is in violation of this Code or the law. AIG’s General Counsel or Designees will ensure that AIG promptly takes appropriate disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to his or her attention, including notifying the appropriate enforcement authorities in the event of criminal or other violations of law. If any provision of this Code is not permitted by the local laws of a country in which AIG engages in business, then AIG’s General Counsel or Designees must be consulted and will determine whether there is a conflict and whether a waiver of this Code is necessary. AIG will not tolerate retaliation for reports of violations of this Code made in good faith.

Any questions relating to how this Code should be interpreted or applied should be addressed to, and resolved by, AIG’s General Counsel or Designees.

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